EXHIBIT 16.1
Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
Commissioners:
We have read the statements made by United Heritage Bankshares of Florida, Inc. (the “Company”) (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated April 7, 2006. We agree with the statements concerning our Firm in such Form 8-K.
Very truly yours,
/s/ Osburn, Henning and Company
Osburn, Henning and Company

Orlando,  FL
April 7, 2006